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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 29, 2003

                           APPLIED DNA SCIENCES , INC.
                      ------------------------------------

             (Exact name of registrant as specified in its charter)


            Nevada                         2 90519                59-2262718
----------------------------             ----------          -------------------
(State or other jurisdiction             Commission            (IRS Employer
       of Incorporation)                 File Number         Identification No.)


       9225 Sunset Boulevard Los Angeles, CA            90069
     ----------------------------------------         ----------
     (Address of principal executive offices)         (Zip Code)


       Registrant's Telephone Number, including area code: (310) 246-1720


         (Former name or former address, if changed since last report.)


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Item 5.  Other Information

On September 29, 2003, Applied DNA Sciences, Inc. (the "company", "we", "us" or "our") announced its first international sublicense for the United Kingdom territory. Applied DNA Sciences, Inc. , Biowell Technology, Inc. and G. A. Corporate Finance Ltd. entered into a Sub-License Agreement in exchange for a one time nonrefundable discounted franchise fee of $3,000,000. G. A. Corporate Finance Ltd's. initial payment of $25,000 was due upon the execution of the Agreement on August 27, 2003, and the remaining $2,975,000 is subject to an interest bearing promissory note, payable in twenty (20) consecutive quarterly installments of Principal and Interest in the amount equal to the lower of $185,937.50 or 35% of Gross Revenues for that quarter due on the final day of the quarter.

We provide security solutions for the protection of corporate, personal and intellectual property from counterfeit and fraud by utilizing a proprietary line of DNA embedded-biotechnology products. Its products and services will be offered to corporations and government agencies and will be accompanied with monitoring and enforcement support.

Applied DNA Sciences, Inc. has an exclusive licensing and partnership agreement with Biowell Technology, Inc. of Taiwan. Our initial territories include North America and Europe. We are positioned to be the market leader in sales, marketing, and sub-licensing of the DNA products developed by Biowell Technology in the world's largest markets.

It is our intention to seek alliances with existing anti-counterfeit networks in each market and to train these networks to use our technology to detect and monitor counterfeit and fraud, using our own anti-counterfeit and security experts to help detect counterfeiting attempts against corporations and government agencies.



Exhibit List


10.3     Exclusive Sub License Agreement, United Kingdom



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  APPLIED DNA SCIENCES, INC.



                                  /s/ Lawrence C. Lee
                                  ------------------------------
                                  Lawrence C. Lee
                                  President and Chief Executive Officer